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                                                                    EXHIBIT 99.1

[WINDROSE LOGO]

PRESS RELEASE

Contact:                                     Investors/Media:
Windrose Medical Properties Trust            The Ruth Group
Fred Farrar                                  Stephanie Carrington/Jason Rando
President and COO                            646 536-7017/7025
317 860-8213                                 scarrington@theruthgroup.com
                                             jrando@theruthgroup.com

                   WINDROSE MEDICAL PROPERTIES TRUST ACQUIRES
                 SIX MEDICAL OFFICE BUILDINGS FOR $69.2 MILLION
        AS PART OF PREVIOUSLY ANNOUNCED 22 PROPERTY PORTFOLIO ACQUISITION

Indianapolis, Indiana, December 5, 2005 - Windrose Medical Properties Trust (NYSE: WRS), a self-managed specialty medical properties REIT, announced today that it has completed the acquisition of six medical office buildings for approximately $69.2 million. The purchase consideration for these properties includes the assumption of approximately $43.5 million in mortgage debt with the balance paid in cash. The six properties are part of the 22 property portfolio recently announced by Windrose and increase the size of Windrose's existing portfolio by approximately 267,000 rentable square feet. Each of the acquisitions, other than the Aberdeen II and Santa Anita Medical Plaza properties described below, involved the acquisition of the entity that owns the property. The Aberdeen II and Santa Anita Medical Plaza acquisitions involved an asset purchase.

Fred S. Klipsch, Chairman and Chief Executive Officer, stated, "With the closing of these six acquisitions, we have now completed the acquisition of nineteen properties in the 22 property portfolio. Including these acquisitions, we have completed in excess of $308 million of acquisitions in 2005. We are on track to complete the acquisition of the three remainig properties by mid December.

A more detailed description of the properties is provided below:

      - Aberdeen II, Boynton Beach, FL - The two-story medical office building is located near the JFK Medical Center operated by Hospital Corporation of America and contains 25,565 rentable square feet. This property is currently 100.0% occupied. Windrose acquired the property for $8.1 million by assuming $4.5 million in debt on this property with the balance of the purchase price paid in cash.

      - West Boca Medical Arts Pavilion II, Boca Raton, FL - The four-story medical office building is located on the campus of West Boca Medical Center operated by Tenet Healthcare Corporation and contains 70,235 rentable square feet. This


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            property is currently 87.6% occupied. Windrose acquired the property for $19.0 million by assuming $14.9 million in debt on this property with the balance of the purchase price paid in cash.

      - Santa Anita Medical Plaza, Arcadia, CA - The six-story medical office building is located across the street from Methodist Hospital and contains 86,764 rentable square feet. This property is currently 100.0% occupied. Windrose acquired the property for $20.4 million by assuming $11.0 million in debt on this property with the balance of the purchase price paid in cash.

      - Columbia Medical Plaza, West Palm Beach, FL - The three-story medical office building is located across the street from Columbia Hospital and contains 43,797 rentable square feet. This property is currently 100.0% occupied. Windrose acquired the property for $11.4 million by assuming $6.6 million in debt on this property with the balance of the purchase price paid in cash.

      - Professional Center III, West Palm Beach, FL - The two-story medical office building is located on the campus of Palms West Hospital operated by Hospital Corporation of America and contains 23,300 rentable square feet. This property is currently 100.0% occupied. Windrose acquired the property for $5.8 million by assuming $3.6 million in debt on this property with the balance of the purchase price paid in cash.

      - Professional Center IV, West Palm Beach, FL -- The two-story medical office building is located on the campus of Palms West Hospital operated by Hospital Corporation of America and contains 17,738 rentable square feet. This property is currently 100.0% occupied. Windrose acquired the property for $4.7 million by assuming $2.9 million in debt on this property with the balance of the purchase price paid in cash.

ABOUT WINDROSE

Windrose is a self-managed Real Estate Investment Trust (REIT) based in Indianapolis, Indiana with offices in Nashville, Tennessee. Windrose was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, outpatient treatment diagnostic facilities, physician group practice clinics, ambulatory surgery centers, specialty hospitals, outpatient treatment centers and other healthcare related specialty properties.

SAFE HARBOR

Some of the statements in this news release constitute forward-looking statements. Such statements include, in particular, statements about our beliefs, expectations, plans and strategies that are not historical facts. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond our control, which may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from current expectations include financial performance and condition of our lessees, adverse changes in healthcare laws, changes in economic and general business conditions, competition for specialty medical properties, our ability to finance our operations, the availability of additional acquisitions, regulatory conditions and other factors described from time to time in filings we make with the Securities and Exchange Commission. The forward-looking statements contained



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herein represent our judgment as of the date hereof and we
caution readers not to place undue reliance on such statements. We do not undertake to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.